UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2017

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		302.734.6799
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 with respect to the Request to Purchase from NYL Investors LLC (“NYL”) under the Master Note Agreement, previously executed between NYL and Chesapeake Utilities Corporation (“Chesapeake Utilities” or the “Company”), is incorporated herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 2, 2017, Chesapeake Utilities entered into an uncommitted Master Note Agreement (the “Master Note Agreement”) with NYL and other purchasers that may become a party thereto. Under the terms of the Master Note Agreement, the Company may request that NYL purchase, over the next three years beginning from March 2, 2017, up to $100 million of its unsecured senior promissory notes of the Company at a fixed interest rate agreed upon by the parties and with a maturity date not to exceed twenty (20) years from the date of issuance (the “Shelf Notes”).
On November 20, 2017, the Company made a formal Request for Purchase, to which the parties agreed, for the issuance of $50 million of Series A and $50 million Series B Shelf Notes (hereafter referred to as the “Request for Purchase”) under the Master Note Agreement to be purchased by NYL and other purchasers that may become a party thereto (collectively, the "Note Holders"). The Series A Shelf Notes and Series B Shelf Notes will be issued on or before May 21, 2018 and November 20, 2018, respectively. The proceeds received from the issuances of the Shelf Notes will be used to reduce short-term borrowings under the Company’s revolving credit facility, lines of credit and/or to fund capital expenditures. The following is a summary of the material terms to which the Shelf Notes will be subject:

(a)    Principal Payments and Maturity Dates: The Series A Shelf Notes require annual principal payments of $5.0 million commencing on May 31, 2029. The entire outstanding principal balance of the Series A Shelf Notes is due and payable on May 31, 2038. The Series B Shelf Notes require annual principal payments of $5.0 million commencing on November 30, 2029. The entire outstanding principal balance of the Series B Shelf Notes is due and payable on November 30, 2038.

(b)    Interest: The Series A Shelf Notes will bear interest at the rate of 3.48% per annum. Interest payments are due semi-annually on May 31 and November 30 of each year, commencing on May 31, 2018. All accrued but unpaid interest due under the Series A Shelf Notes is payable on May 31, 2038. The Series B Shelf Notes will bear interest at the rate of 3.58% per annum. Interest payments are due semi-annually on May 31 and November 30 of each year, commencing on November 30, 2018. All accrued but unpaid interest due under the Series B Shelf Notes is payable on November 30, 2038.
(c)    Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the Shelf Notes, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all of the assets that are used in the regulated utilities business segments of the Company and its subsidiaries is less than 50% of Consolidated Total Assets (as defined in the Master Note Agreement) of the Company and its subsidiaries; and (ii) the holder of such Shelf Note declares it to be due and payable. The Company may, at its option, prepay the Shelf Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements. The Shelf Notes may be accelerated by one or more of the Note Holders upon the occurrence of payment defaults of the Shelf Notes, certain other indebtedness and obligations of the Company, and other events of default. The Shelf Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Master Note Agreement includes customary events of default to which the Shelf Notes are subject, including payment default on the Shelf Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events.

(d)    Covenants: The Master Note Agreement sets forth certain business and financial covenants to which the Company is subject when any Shelf Note is outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur indebtedness and to incur certain liens and encumbrances on any of its property.
The Master Note Agreement, the Request for Purchase and any Shelf Notes to be issued under the Master Note Agreement are not being disclosed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Master Note Agreement, the Request for Purchase and any Shelf Notes to the Securities and Exchange Commission upon request.
This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Shelf Notes. The Shelf Notes will not be and have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

November 27, 2017	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer